AMENDMENT TO BY-LAWS
              OF
AMERICAN PRE-PAID LEGAL SERVICES, INC.
(A Colorado Corporation)

WHEREAS a Special Joint Meeting of United
Investors Holding Company, Inc. and American Pre-
Paid Legal Services, Inc. both Colorado
Corporations, was held on December 9, 1998, at Fort Lauderdale, Florida, and;

WHEREAS it was voted to amend the By-Laws of each corporation to change the Annual Meeting date tot eh first Monday in January, unless said Monday shall be a holiday. In the event, the first
Monday is a holiday, the Annual Meeting shall be held on the first Tuesday of January.

NOW THEREFORE, ARTICLE 11-STOCKHOLDERS' MEETINGS,
Section 2.  THE ANNUAL MEETING is hereby amended
to read:

"The Annual Meeting of Stockholders of the
Corporation, for the election of Directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held each year, beginning with the year 1999, on the first Monday in January, in not a legal holiday, and if a legal holiday, then on the day following at 1000AM or such time as the Board of Directors may establish.

Dated:  December 9, 1998

Robert E. Alvarez, Director & Secretary